Exhibit 99.9

Representation to the Securities and Exchange Commission Pursuant to Item 8.A.4 of Form 20-F

Neucleus Group Limited (the “Company”) has included in this Registration Statement on Form F-1 audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States, for the fiscal years ended June 30, 2025 and 2024, and unaudited condensed consolidated interim financial statements for the six month periods ended December 31, 2025 and 2024.

Instruction 2 to Item 8.A.4 of Form 20-F (the “Instruction”) provides that a company may comply with only the 15-month requirement in such item if the issuer is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship.

Pursuant to the Instruction, the issuer hereby represents to the U.S. Securities and Exchange Commission that:

1.	the Company is not currently a public reporting company in any jurisdiction;
2.	the Company is not required by any jurisdiction outside the United States to comply with a requirement to issue audited financial statements not older than 12 months at the date of filing the Registration Statement;
3.	full compliance with Item 8.A.4 of Form 20-F at present is impracticable and involves undue hardship for the Company;
4.	the Company does not anticipate that its audited financial statements for the fiscal year ended June 30, 2026 will be available until October 2026; and
5.	in no event will the Company seek effectiveness of this registration statement on Form F-1 if its audited financial statements are older than 15 months at the time of the Company’s initial public offering.

Date: July 15, 2026

Neucleus Group Limited

By:	/s/ Tan Wei Shang
Name:	Tan Wei Shang
Title:	Chief Executive Officer and Director